INFORMATION

For Immediate Release
April 22, 2004
Contact:  513.271.3700
John A. Kraeutler
Melissa A. Lueke

MERIDIAN BIOSCIENCE REPORTS RECORD SALES, HIGHER PER SHARE EARNINGS,
DECLARES REGULAR CASH DIVIDEND, AND INCREASES FISCAL 2004 GUIDANCE

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported all-time record quarterly sales of $20,940,000, a 24% increase over the same period of the prior fiscal year and all-time record for any quarter in the Company’s history;

•	reported all-time record quarter operating income of $3,981,000, an increase of 5% over the same period of the prior fiscal year and an all-time record for any quarter in the Company’s history;

•	reported diluted earnings per share of $0.15, a 15% increase over the same period of the prior fiscal year;

•	declared a regular quarterly cash dividend of $0.10 per share, $0.01 per share higher (11%) than the regular quarterly rate of fiscal 2003; and

•	increased its earlier guidance of net sales between $71 million and $75 million and per share diluted earnings between $0.47 and $0.53 to net sales between $73 million and $77 million and per share diluted earnings between $0.50 and $0.55 for the fiscal year ending September 30, 2004.

FINANCIAL HIGHLIGHTS

In Thousands, Except per Share Data

	Three Months Ended March 31
	2004	2003	% Change
Net Sales	$20,940	$16,913	24%
Operating Income	3,981	3,784	5%
Net Earnings	2,289	1,923	19%
Earnings per Share (diluted)	$ 0.15	$ 0.13	15%

Cash	$ 1,566	$ 3,320
Working Capital	16,040	16,620
Long-term Debt Obligations	16,624	22,715
Shareholders' Equity	30,038	25,804
Total Assets	66,256	64,307

SECOND QUARTER RESULTS

Net sales for the second fiscal quarter ended March 31, 2004, were $20,940,000 as compared to $16,913,000 for the same period of the prior fiscal year, an increase of 24%. Net earnings for the second quarter of fiscal 2004 were $2,289,000, or $0.15 per diluted share, up 19% and 15%, respectively, over the second quarter of fiscal 2003. Diluted common shares outstanding for the second quarter of fiscal 2004 and 2003 were 15,284,000 and 14,876,000 respectively.

Operating expenses for the quarter and the six months to date reflect increased research and development activities, higher sales commissions related to the higher sales levels, the negative effects of currency translation, and the lack of favorable reserve adjustments that occurred in the second quarter of fiscal 2003.  Beginning in fiscal 2004, all amortization expense is classified in general and administrative expenses.

During the quarter the Company exchanged $3,889,000 of its $20,000,000 7% subordinated convertible debt maturing in September 2006 for an equal amount of 5% subordinated convertible debt due in September 2013. It also redeemed $4,000,000 of the $20,000,000 7% subordinated convertible debt with borrowings under its credit facility. In connection with these events, the Company incurred a one-time charge of $130,000, before taxes, to write off the portion of deferred debenture costs relating to the 7% debentures that were exchanged as well as those redeemed.

YEAR-TO-DATE RESULTS

Net sales for the six months ended March 31, 2004, were $39,106,000 as compared to $33,016,000 for the same period of the prior fiscal year, an increase of 18%. Net earnings for the six months ended March 31, 2004, were $4,084,000, or $0.27 per diluted share, up 17% over the same period of prior fiscal year 2003. Diluted common shares outstanding for the six months of fiscal 2004 and 2003 were 15,225,000 and 14,820,000 respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.10 per share for the second quarter ended March 31, 2004. The dividend is of record May 3, 2004 and payable May 10, 2004. The annual indicated cash dividend rate for fiscal 2004 is $0.40 per share, an increase of 11% over the $0.36 per share rate for fiscal 2003.

Meridian Bioscience has increased its regular dividend rate eleven times since establishing a regular dividend policy thirteen years ago. During November 2002, the Board of Directors adopted a new dividend policy calling for an increased payout ratio of net earnings. The fiscal 2004 indicated dividend payout rate reflects the Company’s policy of paying out between 75% and 85% of each fiscal year’s expected net earnings. The declaration and amount of dividends is determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2004 GUIDANCE INCREASED

Management expects net sales to be in the range of $73 to $77 million and per share diluted earnings to be between $0.50 and $0.55 for the fiscal year ending September 30, 2004. The per share estimates assume an increase in average shares outstanding from approximately 15.0 million at fiscal 2003 year end to 15.3 million at fiscal 2004 year end. The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2004.

FINANCIAL CONDITION

The Company’s financial condition is sound. At March 31, 2004, current assets were $33,683,000 compared to current liabilities of $17,643,000 thereby producing working capital of $16,040,000 and a current ratio of 1.9. Cash on hand was $1,566,000 and the Company had an unused borrowing capacity of $14,941,000 under its commercial bank credit facility. Long-term debt obligations were $16,624,000 compared to shareholders’ equity of $30,038,000. Subordinated convertible debt of $16,000,000 represented 96% of the total long-term debt obligations outstanding.

UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data

The following table sets forth the unaudited comparative operating results of Meridian Bioscience for the interim periods of fiscal 2004 and fiscal 2003 (in thousands, except per share data).

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Net sales	$20,940	$16,913	$39,106	$33,016
Cost of goods sold	8,907	6,852	16,956	13,793
Gross profit	12,033	10,061	22,150	19,223

Operating expenses
Research and development	1,195	1,064	2,167	1,975
Sales and marketing	3,268	2,671	6,304	5,456
General and administrative	3,589	2,542	6,505	5,246
Total operating expenses	8,052	6,277	14,976	12,677

Operating income	3,981	3,784	7,174	6,546
Other income (expense), net	(449)	(505)	(818)	(902)
Income before income taxes	3,532	3,279	6,356	5,644
Income tax provision	1,243	1,356	2,272	2,297
Net earnings	$2,289	$1,923	$4,084	$3,347

Net earnings per basic common share	$0.15	$0.13	$0.28	$0.23
Basic common shares outstanding	14,869	14,650	14,821	14,643

Net earnings per diluted common share	$0.15	$0.13	$0.27	$0.23
Diluted common shares outstanding	15,284	14,876	15,225	14,820

COMPANY COMMENTS

John A. Kraeutler, President and Chief Operating Officer, commented, “Revenues for the second fiscal quarter of 2004 grew at a robust 24% rate and exceeded our internal expectations, both in total and on a per business unit basis. The key contributors to that growth included strong sales of our rapid tests for gastrointestinal infections as well as shipments of our highly purified biologicals to researchers and third party manufacturers. We also continued our focus on strengthening our management team and our quality systems. In January, Gregory Ballish joined the team as Vice President Sales and Marketing bringing leadership experience from the diagnostics and pharmaceutical industries. In February, Meridian received its ISO 13485 certification recognized by over 75 countries as the standard of practice for medical device manufacturing. As we look forward, our R&D pipeline is expected to yield near-term new product introductions to support our second half goals. In addition, we anticipate further contributions from our Life Science business in the areas of vaccine manufacturing revenues and in the production and sale of new purified proteins. “

William J. Motto, Chairman and Chief Executive Officer, said, “Based on our strong operating results for the first half of fiscal 2004 and the favorable outlook for the remainder of the fiscal year we have increased our guidance for both net sales and diluted earnings per share. Our sound capital structure has been further improved through our recent actions to exchange and redeem a portion of our subordinated convertible debentures due September 2006. This action has also had the positive effect of reducing our interest expense. We remain committed to providing our shareholders with growth in cash dividends and the opportunity of higher share value through increased per share earnings. I look forward to reporting the results of the third and fourth quarters to you.”

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally-developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, urinary and respiratory infections. All Meridian diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents and specialty biologicals along with proteins and other biologicals used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices and diagnostics manufacturers in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com

(end)